As filed with the Securities and Exchange Commission on November 23, 2010

Registration No. 333-167893

Registration No. 333-153461

Registration No. 333-141928

Registration No. 333-130646

Registration No. 333-116785

Registration No. 333-107564

Registration No. 333-89962

Registration No. 333-74269

Registration No. 333-10811

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-167893

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-153461

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-141928

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-130646

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-116785

POST-EFFECTIVE AMENDMENT NO. 5 TO FORM S-8 REGISTRATION STATEMENT NO. 333-107564

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-89962

POST-EFFECTIVE AMENDMENT NO. 3 TO FORM S-8 REGISTRATION STATEMENT NO. 333-74269

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-10811

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

THE GYMBOREE CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	94-2615258
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

500 Howard Street

San Francisco, California 94105

(415) 278-7000

(Address of principal executive offices, including zip code)

THE GYMBOREE CORPORATION 2004 EQUITY INCENTIVE PLAN

THE GYMBOREE CORPORATION 2002 STOCK INCENTIVE PLAN

THE GYMBOREE CORPORATION AMENDED AND RESTATED 1993 STOCK OPTION PLAN

THE GYMBOREE CORPORATION 1993 AMENDED AND RESTATED EMPLOYEE STOCK PURCHASE PLAN

THE GYMBOREE 401(K) PLAN

(Full titles of the plans)

MATTHEW K. MCCAULEY

Chief Executive Officer

The Gymboree Corporation

500 Howard Street

San Francisco, California 94105

(415) 278-7000

(Name, address and telephone number, including area code, of agent for service)

Copies to:

R. Newcomb Stillwell, Esq.

Jonathan Grandon, Esq.

Ropes & Gray LLP

800 Boylston Street

Boston, Massachusetts 02199

Phone: (617) 951-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (check one):

Large accelerated filer	☒	Accelerated Filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

These post-effective amendments relate to the following Registration Statements of The Gymboree Corporation (the “Company”) on Form S-8 (collectively, the “Registration Statements”):

•

Registration Statement No. 333-167893, registering 1,354,025 shares of common stock, par value $0.001 per share, of the Company (the “Company Common Stock”), issuable under The Gymboree Corporation 2004 Equity Incentive Plan;

•

Registration Statement No. 333-153461, registering 934,019 shares of Company Common Stock issuable under The Gymboree Corporation 2004 Equity Incentive Plan, 150,000 shares of Company Common Stock issuable under The Gymboree Corporation 1993 Amended and Restated Employee Stock Purchase Plan and 36,000 shares of Company Common Stock issuable under The Gymboree 401(k) Plan;

•

Registration Statement No. 333-141928, registering 616,497 shares of Company Common Stock issuable under The Gymboree 2004 Equity Incentive Plan, 150,000 shares of Company Common Stock issuable under The Gymboree Corporation 1993 Amended and Restated Employee Stock Purchase Plan and 30,000 shares of Company Common Stock issuable under The Gymboree 401(k) Plan;

•	Registration Statement No. 333-130646, registering 1,151,357 shares of Company Common Stock issuable under The Gymboree Corporation 2004 Equity Incentive Plan;

•	Registration Statement No. 333-116785, registering 1,926,352 shares of Company Common Stock issuable under The Gymboree Corporation 2004 Equity Incentive Plan;

•

Registration Statement No. 333-107564, registering 1,400,000 shares of Company Common Stock issuable under The Gymboree Corporation 2002 Stock Incentive Plan and 45,000 shares of Company Common Stock issuable under The Gymboree 401(k) Plan, as amended by Post-Effective Amendment No. 1, which was filed with the Securities and Exchange Commission (the “SEC”) on June 23, 2004, Post- Effective Amendment No. 2, which was filed with the SEC on April 6, 2007, Post-Effective Amendment No. 3, which was filed with the SEC on September 12, 2008 and Post-Effective Amendment No. 4, which was filed with the SEC on June 30, 2010;

•

Registration Statement No. 333-89962, registering 300,000 shares of Company Common Stock issuable under The Gymboree Corporation 1993 Amended and Restated Employee Stock Purchase Plan and 1,100,000 shares of Company Common Stock issuable under The Gymboree Corporation 2002 Stock Incentive Plan;

•

Registration Statement No. 333-74269, registering 2,000,000 shares of Company Common Stock issuable under the Amended and Restated 1993 Stock Option Plan, as amended by Post-Effective Amendment No. 1, which was filed with the SEC on September 12, 2008 and Post-Effective Amendment No. 2, which was filed with the SEC on June 30, 2010; and

•	Registration Statement No. 333-10811, registering 1,000,000 shares of Company Common Stock issuable under the 1993 Stock Option Plan.

On November 23, 2010, pursuant to that certain Agreement and Plan of Merger, dated October 11, 2010 (the “Merger Agreement”), by and among the Company, Giraffe Holding, Inc., a Delaware corporation (“Parent”), and Giraffe Acquisition Corporation, a Delaware corporation, the Company became an indirect wholly owned subsidiary of Parent. As a result of the transactions contemplated by the Merger Agreement, the Company has terminated all offerings of the Company’s securities pursuant to the Registration Statements.

Accordingly, the Company hereby terminates the effectiveness of the Registration Statements and, by means of the post-effective amendments, removes from registration any and all securities of the Company that had been registered for issuance but remain unsold under the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these post-effective amendments to registration statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on the 23rd day of November, 2010.

THE GYMBOREE CORPORATION

/S/ MATTHEW K. MCCAULEY
By:	Matthew K. McCauley
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, these post-effective amendments to registration statements on Form S-8 have been signed by the following persons in the capacities indicated below on the 23rd day of November, 2010.

Signature	Title

/S/ MATTHEW K. MCCAULEY	Chief Executive Officer and Chairman of the Board (Principal Executive Officer)
Matthew K. McCauley

/S/ JEFFREY P. HARRIS	Chief Financial Officer (Principal Financial Officer)
Jeffrey P. Harris

/S/ LYNDA G. GUSTAFSON	Vice President, Corporate Controller (Principal Accounting Officer)
Lynda G. Gustafson

/S/ JOSHUA BEKENSTEIN	Director
Joshua Bekenstein

/S/ JORDAN HITCH	Director
Jordan Hitch